EXHIBIT 21.4

Peco Energy Company Subsidiary Lisitng

Affiliate	Jurisdiction of Formation
Adwin Realty Company	Pennsylvania
ATNP Finance Company	Delaware
ExTel Corporation, LLC	Delaware
OldPecoGasCo, Company	Pennsylvania
PEC Financial Services, LLC	Pennsylvania
PECO Energy Capital Corp.	Delaware
PECO Energy Capital Trust III	Delaware
PECO Energy Capital Trust IV	Delaware
PECO Energy Capital Trust V	Delaware
PECO Energy Capital Trust VI	Delaware
PECO Energy Capital, LP	Delaware
PECO Energy Transition Trust	Delaware
PECO Wireless, LP	Delaware